Exhibit 99.1

Material Sciences Corporation
2200 East Pratt Blvd.
Elk Grove Village, IL 60007
847-439-2210

COMPANY CONTACT:	MEDIA CONTACT:
James M. Froisland	Katie Wood
Senior Vice President, Chief Financial Officer,	Edelman
Chief Information Officer and Corporate Secretary	312-240-2827
847-718-8020

FOR IMMEDIATE RELEASE

JULY 3, 2007

DOMINICK J. SCHIANO APPOINTED TO BOARD OF DIRECTORS OF

MATERIAL SCIENCES CORPORATION

Elk Grove Village, IL – July 3, 2007 – Material Sciences Corporation (NYSE: MSC) announced today that it expanded the size of its board of directors from seven to eight directors based on the recommendation of its compensation, organization and corporate governance committee. The board elected Dominick J. Schiano to fill the vacancy at the company’s board meeting on June 27, effective immediately. Schiano was also appointed to serve on the board’s audit committee. His initial term as a director will expire at the 2008 annual meeting. Material Sciences is a leading provider of material-based solutions for acoustical and coated applications.

“We are pleased to welcome Dominick to the board of Material Sciences,” said Dr. Ronald A. Mitsch, non-executive chairman of the board. “His depth and breadth of experience in finance and his global business leadership and extensive merger and acquisition activities in relevant industries, position him well to be a strong contributor to the Material Sciences board.”

Schiano, 52, is vice chairman, Global Industrial Partners of Credit Suisse DLJ Merchant Banking, a position he has held since March 2007. In this role he is responsible for sourcing investment opportunities and providing strategic, operational and financial guidance on portfolio company investments in the industrial sector. Prior to joining Credit Suisse, Schiano served as a managing director and member of the investment committee of Questor Partners Funds, a position he held from 2003 to 2007. From 1997 to 2003, he served in several leadership roles at Textron Inc., including executive vice president and general manager of the Threaded Products Group at Textron Fasteners Inc. and executive vice president and chief financial officer of Textron Automotive Inc. From 1994 to 1997, he was director of business development at TRW, Inc. Occupant Restraint Systems Group, where he was responsible for worldwide business development activities, including mergers and acquisitions, joint ventures, licensing, and strategic alliances of all kinds. He was also an officer of TRW’s European Holding Company.

Schiano serves on the board of directors of Paradigm Precision Holdings LLC and is chairman of its audit committee. He previously served on the board of a number of Questor portfolio investments and for TRW Automotive and Textron Inc. on several cross-border joint ventures.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems. The Company’s stock is traded on the New York Stock Exchange under the symbol MSC.

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